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                                                                     EXHIBIT 5.1


                      [LETTERHEAD OF COOLEY GODWARD LLP]


February 10, 2000

Acuson Corporation
1220 Charleston Road
Mountain View, CA  94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Acuson Corporation, a Delaware corporation (the "Company") of an abbreviated registration statement pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on February 10, 2000, covering the sale by certain selling stockholders of an additional 18 shares of the Company's common stock (the "Selling Stockholder Shares"). All of the Selling Stockholder Shares are to be sold by the selling stockholders as described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus incorporated by reference therein, the Company's Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Very truly yours,

Cooley Godward LLP

By: /s/  Keith A. Flaum
    ----------------------------
         Keith A. Flaum



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